Exhibit 99.1

F  O   R    I  M  M  E  D  I  A  T  E    R  E  L  E  A  S  E

October 3, 2011

For Further Information, Contact:

Chris A. Karkenny

Chief Financial Officer

949.639.4990

26220 Enterprise Court

Lake Forest, California 92630

Tel 949.639.2000

MIKE S. ZAFIROVSKI NAMED DIRECTOR OF

APRIA HEALTHCARE GROUP INC. AND SENIOR ADVISOR TO THE BLACKSTONE GROUP

LAKE FOREST, CA…October 3, 2011…Apria Healthcare Group Inc. (the “Company”), a leading national home healthcare services provider and a portfolio company of The Blackstone Group, today announced that Mike S. Zafirovski has been named a member of the Board of Directors of the Company. In addition, The Blackstone Group announced Mr. Zafirovski’s appointment as a Senior Advisor to the firm.

Mr. Zafirovski’s 35-year career includes roles as President, Chief Executive Officer and Chief Operating Officer with Nortel, Motorola and five General Electric (GE) businesses in the high tech, industrial, consumer, financial services and insurance industries. In addition, he is a current member of The Boeing Company’s Board of Directors and has held other board positions in various companies and councils in both the United States and Europe.

Blackstone Senior Managing Director Neil Simpkins said, “I am delighted that Mike will be supporting our efforts at Blackstone as a Senior Advisor and that his first responsibility in this regard is with Apria Healthcare.”

Norman C. Payson, MD, Apria’s Chief Executive Officer, added, “By working collaboratively with the Apria Board and executive leadership team, Mike’s past experience leading change in diverse businesses will be an asset to the organization in the years ahead.”

A 1975 graduate of Edinboro University with a Bachelor of Arts degree in Mathematics and recipient of an Honorary Doctorate from the same university in 2002, Mr. Zafirovski joined GE in 1975 and held progressively more responsible management and executive roles in various operating units through 2000, the most recent being the President and Chief Executive Officer of GE Lighting. As President and Chief Executive Officer of Motorola’s Personal Communications Sector (mobile devices) from 2000-2002, he led the $12 billion business unit’s turnaround and expanded investments in new product development. From July 2002 to January 2005 he served as President, Chief Operating Officer and Board Member of Motorola Inc., and was responsible for the strategies and operational execution of its six global businesses. From November 2005 to August 2009, he was the President, Chief Executive Officer and Director of Nortel Networks Corporation.

Mr. Zafirovski commented, “I am looking forward to serving Apria Healthcare as a board member and working with the executive leadership team to continue to expand Apria Healthcare’s presence in the home healthcare service segment. As health reform is implemented in the next few years, I look forward to sharing my experience from other industries with the team.”

In addition to his public company board service, Mike is active in several not-for-profit organizations, including serving as Vice Chairman for the Academy for Urban School Leadership (an organization turning around the most challenged public schools in Chicago), a member of the Macedonia 2025 Board, one of the co-chairs of the Duke University Parents Board and a member of the Chicago Council on Global Affairs. In 2008, Mike received the Distinguished Leadership Award from the New York Hall of Science and in 2004 he received the Ellis Island Medal of Honor.

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About Apria Healthcare Group Inc.

Apria provides home infusion therapy, home respiratory therapy and home medical equipment through approximately 550 locations serving patients in all 50 states. With over $2 billion in annual net revenues, Apria is one of the nation’s largest and leading home healthcare companies. For more information, visit www.apria.com.

About The Blackstone Group

Blackstone (NYSE: BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm accomplishes this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

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